Exhibit 10.46

Execution Version

AMENDMENT No. 1

to the Transaction Agreement

between Mayne Pharma LLC and TherapeuticsMD, Inc.

This Amendment No. 1 (“Amendment”) is entered into as of December 30, 2022 (“Amendment Effective Date”) by and between Mayne Pharma LLC, a limited liability company formed under the laws of Delaware and located at 3301 Benson Drive Suite 401, Raleigh NC 27609 (“Mayne”), and TherapeuticsMD, Inc., a corporation formed under the laws of Nevada and located at 951 Yamato Road, Suite 220, Boca Raton, Florida 33431 (“TXMD”). TXMD and Mayne are each referred to individually as a “Party” and together as the “Parties.”

WHEREAS, Mayne and TXMD are parties to a Transaction Agreement dated as of December 4, 2022 (the “Agreement”), to govern the sale, transfer, and conveyance to Purchaser of certain Transferred Assets that are necessary or useful for the Product Exploitation;

WHEREAS, the Parties mutually desire to amend, modify and restate certain terms and conditions of the Agreement regarding adjustments to Net Working Capital;

NOW THEREFORE, in consideration of the premises and the mutual covenants herein contained, it is mutually agreed as follows:

1.	DEFINITIONS

Unless otherwise defined herein, capitalized words in this Amendment shall have the meaning attributed to them in the Agreement.

2.	AMENDMENTS

The Parties agree that, as of the Amendment Effective Date, Section 5.3(h) shall be amended and restated with the following:

“For a period of two years following the Closing Date in the case of Allowance for Returns and one year following the Closing date in the case of Wholesale Distributor Fees and Payer Rebates, Purchaser shall continue to provide updated Closing Statements solely with respect to calculation of the Closing Net Working Capital conduct solely with respect to the matters included in the items entitled Allowance for Returns, Allowance for Wholesale Distributor Fees and Payer Rebates, in each case, comparing actual invoices against accruals on a quarterly basis (using Purchaser’s fiscal quarters).  The amounts set forth in the updated Closing Statements for such fiscal quarter shall become final and binding on the parties on the date that is thirty (30) Calendar Days following Purchaser’s delivery thereof to TXMD, unless TXMD delivers written Notice of Disagreement to Purchaser on or prior to such date.  The matter may be referred by either party to the Firm in same manner as clause (c) above.  In the event that the Firm determines that amounts are due and payable to Purchaser, the amount, plus interest from the date of the Notice of Disagreement with interest calculated at the Interest Rate, shall be applied against the applicable accrual (e.g., Allowance for Returns, on the one hand, and Allowance for Wholesale Distributor Fees and Payer Rebates, on the other), provided, however, that if and when the applicable accrual has been depleted, TXMD shall pay the amount in excess and Purchaser shall be entitled to set off such amount, plus costs or attorneys’ fees and other costs of collection pursuant to Section

12.8(a).  In the event that the Firm determines that amounts are due and payable to TXMD (i) prior to two years following the Closing Date in the case of Allowance for Returns and one year following the Closing date in the case of Wholesale Distributor Fees and Payer Rebates, such amount in favor of TXMD shall be applied to the applicable accrual in favor of TXMD and rolled to subsequent periods and (ii) from and after two years following the Closing Date in the case of Allowance for Returns and one year following the Closing date in the case of Wholesale Distributor Fees and Payer Rebates, if such aggregate amount of returns, rebates or distributor fees, as applicable (after taking into account all prior applications to the applicable accruals or allowances), results in the total of such returns, rebates or distributor fees as being less than the applicable allowance or accrual, Purchaser shall pay to TXMD such amount due plus interest from the date of the Notice of Disagreement with interest calculated at the Interest Rate, plus costs or attorneys’ fees and other costs of collection.  At the end of the two year period following the Closing Date in the case of Allowance for Returns and one year following the Closing Date in the case of Wholesale Distributor Fees and Payer Rebates, if the undisputed aggregate amount of returns, rebates or distributor fees, as applicable (after taking into account all prior applications to the applicable accruals or allowances), results in the total of such returns, rebates or distributor fees as being (x) less than the applicable allowance or accrual, Purchaser shall pay to TXMD such amount due or (y) more than the applicable allowance or accrual, TXMD shall pay to Purchaser such amount due. The term “Final Net Working Capital” as used in this Agreement means the Closing Net Working Capital as finally determined pursuant to this Section 5.3, as adjusted pursuant to this Section 5.3(h).”

3.	INTEGRATION

Except for the sections of the Agreement specifically amended hereunder, all terms and conditions of the Agreement remain and shall remain in full force and effect. This Amendment shall hereafter be incorporated into and deemed part of the Agreement and any future reference to the Agreement shall include the terms and conditions of this Amendment.

4.	APPLICABLE LAW & JURISDICTION

This Amendment shall be governed by, and construed in accordance with, the laws which govern the Agreement, and the Parties submit to the jurisdiction and dispute resolution provisions as set forth in the Agreement.

5.	COUNTERPARTS

This Amendment may be executed in counterparts with the same effect as if both Parties had signed the same document. All such counterparts shall be deemed an original, shall be construed together and shall constitute one and the same instrument. Signature pages of this Amendment may be exchanged by facsimile or other electronic means without affecting the validity thereof.

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IN WITNESS WHEREOF, the Parties intending to be bound have caused this Amendment to be executed by their duly authorized representatives.

MAYNE PHARMA LLC		THERAPEUTICSMD, INC.

By:	/s/ Kimberly Parker	By:	/s/ Marlan Walker

Name:	Kimberly Parker	Name:	Marlan Walker

Title:	Authorized Signatory	Title:	Secretary

Date:	December 30, 2022	Date:	December 30, 2022